UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2014

ICTV BRANDS INC.

(Exact name of small business issuer as specified in its charter)

Nevada	76-0621102
State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

489 Devon Park Drive, Suite 315 Wayne, PA 19087

(Address of principal executive offices)

(484) 598-2300

(Issuer's telephone number)

INTERNATIONAL COMMERCIAL TELEVISION INC.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 21, 2014, ICTV Brands Inc. (“ICTV Brands” or the “Company”), announced that its official new corporate name has been changed from International Commercial Television, Inc. to ICTV Brands Inc. In addition, its stock symbol has changed from ICTL to ICTV. These changes were implemented to better reflect the company’s ongoing business and strategy going forward.

ICTV Brands continues to progress from a single product company, in DermaWand, to a portfolio of products in the health, wellness and beauty area. The current product portfolio consists of DermaWand, DermaVital, elastin-rp and CoralActives. Additional products in the pipeline and ready to launch over the next several months include Derma Brilliance, Jidue and skinXpert. Both our current portfolio of products and our pipeline of opportunities focus on recurring revenue business models; either device with “razor + razor blade” or continuity models.

Kelvin Claney, Chairman and Chief Executive Officer, stated, “Our new corporate identity of ICTV Brands is aligned with our goal to build enduring brands, primarily in the health and beauty categories.  It is our belief that ICTV Brands is more reflective of who we currently are as a company and we’re excited about progressing from a one product DermaWand company to a family of branded products and multiple distribution channels in direct response television, digital marketing, e-commerce, live television shopping and retail.”

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICTV BRANDS INC.

Registrant

Date: August 21, 2014

By:

/s/ Richard Ranso

Name: Richard Ransom

Title: President

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